Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-284828), Form S-8 (Nos. 333-102152, 333-104445, 333-117987, 333-122514, 333-122515, 333-122951, 333-137037, 333-144185, 333-144694, 333-150355, 333-179973, 333-191023, 333-197555, 333-207620, 333-213050, 333-238480, and 333-252356) and Form S-4 (No. 333-281851) of Renasant Corporation and any related Prospectus of our reports dated February 26, 2025, related to our audit of the consolidated financial statements and the effectiveness of internal control over financial reporting of Renasant Corporation included in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ HORNE LLP

Memphis, Tennessee
February 26, 2025